Exhibit 99

Dollar General Corporation Reports Strong Third Quarter 2019 Financial Results

Raises Financial Guidance for Fiscal Year 2019; Announces Fiscal 2020 Real Estate Growth Plans

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--December 5, 2019--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal year 2019 third quarter (13 weeks) ended November 1, 2019.

  Net Sales Increased 8.9%; Same-Store Sales Increased 4.6%
  Operating Profit Increased 11.1% to $491.4 Million
  Diluted Earnings Per Share (“EPS”) Increased 12.7% to $1.42
  Year-to-Date Cash Flows From Operations Increased 9.7% to $1.7 Billion
  $482 Million Returned to Shareholders through Share Repurchases and Cash Dividends
  Board of Directors Declares Fourth Quarter 2019 Cash Dividend of $0.32 per share; Increases Share Repurchase Program Authorization by $1.0 Billion

“We are pleased with another quarter of strong performance across the business,” said Todd Vasos, Dollar General’s chief executive officer. “The quarter was highlighted by our best customer traffic and same-store sales increases in nearly five years, as well as double-digit growth in both operating profit and diluted EPS. We continue to execute well on many fronts, while maintaining our focus on delivering value and convenience for our customers. As a result of our performance through the first three quarters of 2019 and outlook for the fourth quarter, we are raising our full-year financial guidance as we work to finish a strong year.”

“As we celebrate 80 years of Serving Others at Dollar General, I am excited about the future and the plans we have in place to continue serving our customers and driving growth for our shareholders.”

Third Quarter 2019 Highlights

Net sales increased 8.9% to $7.0 billion in the third quarter of 2019 compared to $6.4 billion in the third quarter of 2018. This net sales increase included positive sales contributions from new stores and growth in same-store sales, modestly offset by the impact of store closures. Same-store sales increased 4.6% compared to the third quarter of 2018, driven by increases in both average transaction amount and customer traffic. Same-store sales in the third quarter of 2019 included growth in the consumables, seasonal, home, and apparel categories.

Gross profit as a percentage of net sales was 29.5% in the third quarter of 2019 compared to 29.5% in the third quarter of 2018, an increase of one basis point. This gross profit rate increase was primarily attributable to higher initial markups on inventory purchases, a reduction in markdowns as a percentage of net sales, and a lower LIFO provision. These factors were partially offset by increased transportation and distribution costs, higher shrink, a greater proportion of sales coming from the consumables category, which generally has a lower gross profit rate than other product categories, and sales of lower margin products comprising a higher proportion of sales within the consumables category.

Selling, general and administrative expenses (“SG&A”) as a percentage of net sales were 22.5% in the third quarter of 2019 compared to 22.6% in the third quarter of 2018, a decrease of 13 basis points. The third quarter of 2018 included $14.1 million of hurricane-related expenses, which were significantly greater than such expenses incurred in the 2019 period. The results also reflect a reduction in expenses for store supplies and lower retail labor costs as a percentage of sales. These items were partially offset by an increase in utilities costs.

Operating profit for the third quarter of 2019 grew 11.1% to $491.4 million compared to $442.1 million in the third quarter of 2018.

The effective income tax rate in the third quarter of 2019 was 21.7% compared to 20.0% in the third quarter of 2018. This higher effective income tax rate was primarily due to changes in state income tax laws and a federal income tax benefit arising from the Tax Cuts and Jobs Act (“TCJA”) in the 2018 period that did not reoccur in the 2019 period.

The Company reported net income of $365.6 million for the third quarter of 2019 compared to $334.1 million in the third quarter of 2018. Diluted EPS increased 12.7% to $1.42 for the third quarter of 2019 compared to diluted EPS of $1.26 in the third quarter of 2018. Diluted EPS for the third quarter of 2018 included an approximate $0.05 net negative impact from Disaster-Related Expenses1.

1 In the Company’s 2018 third quarter earnings release dated December 4, 2018, “Disaster-Related Expenses” were defined as an estimated $14.1 million of hurricane-related expenses as well as an estimated $5.8 million year-over-year increase in other disaster-related expenses, both of which were greater than anticipated.

39-Week Period Highlights

For the 39-week period ended November 1, 2019, net sales increased 8.5% to $20.6 billion, compared to $19.0 billion in the comparable 2018 period. This net sales increase included positive sales contributions from new stores and growth in same-store sales, modestly offset by the impact of store closures. Same-store sales increased 4.1% compared to the 2018 39-week period, driven by increases in both average transaction amount and customer traffic. Same-store sales in the 2019 period included growth in the consumables, seasonal, and home categories, partially offset by a decline in the apparel category.

Gross profit as a percentage of net sales was 30.2% in the 2019 39-week period, compared to 30.2% in the comparable 2018 period, a decrease of three basis points. The gross profit rate decrease in the 2019 period was primarily attributable to increased distribution and transportation costs, higher shrink, a greater proportion of sales coming from the consumables category, which generally has a lower gross profit rate than other product categories, and sales of lower margin products comprising a higher proportion of sales within the consumables category. These factors were partially offset by higher initial markups on inventory purchases and a reduction in markdowns as a percentage of net sales.

SG&A as a percentage of net sales was 22.5% in the 2019 39-week period compared to 22.4% in the comparable 2018 period, an increase of eight basis points. This SG&A increase in the 2019 period as a percentage of net sales was primarily attributable to the expenses of $31.0 million in the 2019 period relating to significant legal matters (the “Significant Legal Expenses”). The 2018 period included $14.1 million of hurricane-related expenses, which were significantly greater than such expenses incurred in the 2019 period. The 2019 period results also reflect lower retail labor costs as a percentage of sales. Adjusted SG&A as a percentage of net sales, which excludes the impact of the Significant Legal Expenses, was 22.4%2 in the 2019 39-week period, a decrease of seven basis points compared to 22.4% in the 2018 period.

Operating profit for the 2019 39-week period grew 7.0% to $1.6 billion compared to $1.5 billion in the comparable 2018 period. Adjusted operating profit for the 2019 39-week period, which excludes the impact of the Significant Legal Expenses, grew 9.1% to $1.6 billion2, compared to $1.5 billion in the comparable 2018 period.

The effective income tax rate in the 2019 39-week period was 21.9% compared to 21.1% in the comparable 2018 period. This higher effective income tax rate was primarily due to changes in state income tax laws and a federal income tax benefit arising from the TCJA in the 2018 period that did not reoccur in the 2019 period, which was partially offset by greater tax benefits associated with share-based compensation in the 2019 period.

The Company reported net income of $1.2 billion for the 2019 39-week period compared to $1.1 billion in the comparable 2018 period. Diluted EPS increased 9.7% to $4.54 for the 2019 39-week period compared to diluted EPS of $4.14 in the comparable 2018 period. Adjusted net income and adjusted diluted EPS for the 2019 39-week period, which exclude the after-tax impact of approximately $24.1 million or $0.09 per diluted share, from the Significant Legal Expenses, were $1.2 billion and $4.642, respectively. Diluted EPS for the 2018 period included an approximate $0.05 net-negative impact from the Disaster-Related Expenses.

2 See “Non-GAAP Disclosure” herein.

Merchandise Inventories

As of November 1, 2019, total merchandise inventories, at cost, were $4.5 billion compared to $4.0 billion as of November 2, 2018, an increase of approximately 6.9% on a per-store basis.

Capital Expenditures

Total additions to property and equipment in the 2019 39-week period were $518 million, including approximately: $219 million for improvements, upgrades, remodels, and relocations of existing stores; $124 million for distribution and transportation related projects; $123 million for new leased stores, primarily for leasehold improvements, fixtures and equipment; and $40 million for information systems upgrades and technology-related projects. During the 2019 39-week period, the Company opened 769 new stores, remodeled 928 stores and relocated 75 stores.

Share Repurchases

The Company repurchased $400 million of its common stock, or 2.5 million shares, under its share repurchase program in the third quarter of 2019, at an average price of $158.42 per share. The total remaining authorization for future repurchases was $561 million at the end of the third quarter of 2019. On December 3, 2019, the Company’s Board of Directors increased the authorization under the share repurchase program by $1.0 billion. Under the authorization, purchases may be made in the open market or in privately negotiated transactions from time to time subject to market and other conditions. The authorization has no expiration date.

Dividend

On December 4, 2019, the Company’s Board of Directors declared a quarterly cash dividend of $0.32 per share on the Company’s common stock, payable on or before January 21, 2020 to shareholders of record on January 7, 2020. While the Board of Directors intends to continue regular cash dividends, the declaration and amount of future dividends are subject to the sole discretion of the Board and will depend upon, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions, and other factors the Board may deem relevant in its sole discretion.

Fiscal Year 2019 Financial Guidance and Store Growth Outlook

For the 52-week fiscal year ending January 31, 2020 (“fiscal year 2019”), the Company is updating its financial guidance issued on August 29, 2019. The financial guidance includes the anticipated impact of previously implemented tariff rates on certain products imported from China, and the additional tariffs expected to become effective on December 15, 2019. The guidance also assumes that the Company can successfully mitigate, absorb, or otherwise offset the impact of these tariffs. The guidance does not contemplate any additional increases in tariff rates, any expansion of additional products subject to tariffs, or any tariff-related impacts to broader consumer spending.

For fiscal year 2019, the Company now expects the following:

  Net sales growth in the low 8% range, compared to its previous expectation of approximately 8%
  Same-store sales growth in the mid-to-high 3% range, compared to its previous expectation in the low-to-mid 3% range
  Operating profit growth of approximately 6% to 8%, compared to its previous range of approximately 5% to 7%
  Adjusted operating profit growth, which excludes the impact of the Significant Legal Expenses, of approximately 7% to 9%, compared to its previous range of approximately 6% to 8%2
  Diluted EPS in the range of $6.46 to $6.56, compared to its previous range of $6.36 to $6.51
  Adjusted Diluted EPS, which excludes the after-tax impact of the Significant Legal Expenses, in the range of $6.55 to $6.65, compared to its previous range of $6.45 to $6.602
  Diluted EPS and Adjusted diluted EPS guidance continue to assume an effective tax rate within the range of 22.0% to 22.5%
  Share repurchases of approximately $1.2 billion, compared to its previous expectation of approximately $1.0 billion

In addition, the Company continues to expect capital expenditures in the range of $775 million to $825 million, including those related to investments in the Company’s strategic initiatives.

The Company is also reiterating its plans to execute approximately 2,075 real estate projects in fiscal year 2019, including 975 new store openings, 1,000 mature store remodels, and 100 store relocations.

Fiscal Year 2020 Store Growth Outlook

For the 52-week fiscal year ending January 29, 2021 (“fiscal year 2020”), the Company plans to execute nearly 2,600 real estate projects, including 1,000 new store openings, 1,500 mature store remodels, and 80 store relocations.

“We are excited to accelerate our real estate growth plans in 2020,” continued Mr. Vasos. “We continue to see a significant number of opportunities to serve more customers and communities with our innovative mix of store formats. The sustained positive results we are seeing from our portfolio of real estate projects further validates our belief that our ongoing investment in high-return real estate projects, along with our strategic initiatives, is the best use of our capital as we look to continue delivering long-term shareholder value.”

Conference Call Information

The Company will hold a conference call on December 5, 2019 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Todd Vasos, chief executive officer, and John Garratt, chief financial officer. To participate via telephone, please call (877) 868-1301 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 8948618. There will also be a live webcast of the call available at https://investor.dollargeneral.com under “News & Events, Events & Presentations.” A replay of the conference call will be available through December 18, 2019, and will be accessible online or by calling (855) 859-2056. The conference ID for the replay is 8948618.

Non-GAAP Disclosure

Adjusted SG&A, adjusted operating profit, adjusted net income and adjusted diluted EPS, and their respective growth metrics, for the 39-week period ended November 1, 2019 have not been derived in accordance with U.S. GAAP, but rather exclude the impact of the Significant Legal Expenses, which are associated with wage and hour and consumer/product certified class action litigation and related matters. In addition, certain components of the Company’s updated Fiscal Year 2019 financial guidance are presented on an adjusted basis, excluding the impact of the Significant Legal Expenses. Due to the nature, infrequency, and financial magnitude of such matters, the Company believes these non-GAAP financial measures provide useful information to investors in assessing the Company’s operating performance as these measures provide an additional relevant comparison of the Company’s operating performance across periods. Reconciliations of these non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP are provided in the accompanying schedules.

The non-GAAP measures discussed above are not measures of financial performance or condition, liquidity or profitability in accordance with GAAP, and should not be considered as alternatives to SG&A, operating profit, net income, diluted EPS or any other measure derived in accordance with GAAP. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s financial results as reported in accordance with GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act. Forward-looking statements include those regarding the Company’s outlook, strategy, initiatives, plans and intentions including, but not limited to, statements made within the quotation of Mr. Vasos and in the sections entitled “Share Repurchases,” “Dividend,” “Fiscal Year 2019 Financial Guidance and Store Growth Outlook,” and “Fiscal Year 2020 Store Growth Outlook.” A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “will,” “should,” “could,” “would,” “can,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “assume,” “opportunities,” “intend,” “continue,” ”future,” “long-term,” ”guidance,” “focus on,” or “look to continue,” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on the Company’s future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  economic factors, including but not limited to employment levels; inflation; higher fuel, energy, health care and housing costs, interest rates, consumer debt levels, and tax rates; tax law changes that negatively affect credits and refunds; lack of available credit; decreases in, or elimination of, government subsidies such as unemployment and food assistance programs; commodity rates; transportation, lease and insurance costs; wage rates; foreign exchange rate fluctuations; measures that create barriers to or increase the costs of international trade (including increased import duties or tariffs); and changes in laws and regulations, and their effect on, as applicable, customer spending and disposable income, the Company’s ability to execute its strategies and initiatives, the Company’s cost of goods sold, and the Company’s SG&A expenses (including real estate costs);
  failure to achieve or sustain the Company’s strategies and initiatives, including those relating to merchandising, real estate and new store development, store formats, digital, shrink, sourcing, private brand, inventory management, supply chain, store operations, expense reduction, and technology;
  failure to timely and cost-effectively execute the Company’s real estate projects or to anticipate or successfully address the challenges imposed by the Company’s expansion, including into new states or metro areas;
  competitive pressures and changes in the competitive environment and the geographic and product markets where the Company operates, including, but not limited to, pricing, expanded availability of mobile, web-based and other digital technologies, and consolidation;
  levels of inventory shrinkage;
  failure to successfully manage inventory balances;
  failure to maintain the security of information that the Company holds relating to proprietary business information or the Company’s customers, employees and vendors;
  a significant disruption to the Company’s distribution network, to the capacity of the Company’s distribution centers or to the timely receipt of inventory, or delays in constructing or opening new distribution centers;
  risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade;
  product liability, product recall or other product safety or labeling claims;
  the impact of changes in or noncompliance with governmental regulations and requirements (including, but not limited to, those relating to environmental compliance, product and food safety, labeling and sales, information security and privacy, labor and employment, employee wages, and consumer protection, as well as tax laws, the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of private actions, class actions, multi-district litigation, administrative proceedings, regulatory actions or other litigation;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  natural disasters, unusual weather conditions (whether or not caused by climate change), pandemic outbreaks, terrorist acts and global political events;
  damage or interruption to the Company’s information systems as a result of external factors, staffing shortages or challenges in maintaining or updating the Company’s existing technology or developing or implementing new technology;
  failure to attract, train and retain qualified employees while controlling labor costs and other labor issues;
  loss of key personnel or inability to hire additional qualified personnel;
  risks associated with the Company’s private brands, including, but not limited to, the Company’s level of success in improving their gross profit rate;
  seasonality of the Company’s business;
  deterioration in market conditions, including market disruptions, limited liquidity and interest rate fluctuations, or changes in the Company’s credit profile;
  new accounting guidance or changes in the interpretation or application of existing guidance;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for 80 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at everyday low prices in convenient neighborhood locations. Dollar General operated 16,094 stores in 44 states as of November 1, 2019. In addition to high-quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	November 1	November 2	February 1
	2019	2018	2019
ASSETS
Current assets:
Cash and cash equivalents	$276,076	$260,688	$235,487
Merchandise inventories	4,496,377	3,979,105	4,097,004
Income taxes receivable	103,188	114,647	57,804
Prepaid expenses and other current assets	192,901	275,904	272,725
Total current assets	5,068,542	4,630,344	4,663,020
Net property and equipment	3,131,073	2,921,943	2,970,806
Operating lease assets	8,639,378	-	-
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,200,059	1,200,270	1,200,217
Other assets, net	35,149	29,875	31,406
Total assets	$22,412,790	$13,121,021	$13,204,038

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$555	$1,929	$1,950
Current portion of operating lease liabilities	940,504	-	-
Accounts payable	2,844,171	2,336,772	2,385,469
Accrued expenses and other	717,467	638,644	618,405
Income taxes payable	3,341	4,837	10,033
Total current liabilities	4,506,038	2,982,182	3,015,857
Long-term obligations	2,762,490	2,902,439	2,862,740
Long-term operating lease liabilities	7,688,923	-	-
Deferred income taxes	634,041	583,066	609,687
Other liabilities	173,003	297,446	298,361
Total liabilities	15,764,495	6,765,133	6,786,645

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-	-
Common stock	222,775	230,022	227,072
Additional paid-in capital	3,308,160	3,239,170	3,252,421
Retained earnings	3,120,738	2,890,147	2,941,107
Accumulated other comprehensive loss	(3,378)	(3,451)	(3,207)
Total shareholders' equity	6,648,295	6,355,888	6,417,393
Total liabilities and shareholders' equity	$22,412,790	$13,121,021	$13,204,038

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter Ended
	November 1	% of Net	November 2	% of Net
	2019	Sales	2018	Sales
Net sales	$6,991,393	100.00%	$6,417,462	100.00%
Cost of goods sold	4,926,307	70.46	4,522,403	70.47
Gross profit	2,065,086	29.54	1,895,059	29.53
Selling, general and administrative expenses	1,573,669	22.51	1,452,916	22.64
Operating profit	491,417	7.03	442,143	6.89
Interest expense	24,264	0.35	24,586	0.38
Income before income taxes	467,153	6.68	417,557	6.51
Income tax expense	101,603	1.45	83,415	1.30
Net income	$365,550	5.23%	$334,142	5.21%

Earnings per share:
Basic	$1.43		$1.26
Diluted	$1.42		$1.26
Weighted average shares outstanding:
Basic	256,041		264,490
Diluted	257,699		265,522

	For the 39 Weeks Ended
	November 1	% of Net	November 2	% of Net
	2019	Sales	2018	Sales
Net sales	$20,596,331	100.00%	$18,975,234	100.00%
Cost of goods sold	14,380,033	69.82	13,243,053	69.79
Gross profit	6,216,298	30.18	5,732,181	30.21
Selling, general and administrative expenses	4,634,869	22.50	4,254,378	22.42
Operating profit	1,581,429	7.68	1,477,803	7.79
Interest expense	75,007	0.36	74,810	0.39
Other (income) expense	-	0.00	1,019	0.01
Income before income taxes	1,506,422	7.31	1,401,974	7.39
Income tax expense	329,304	1.60	295,743	1.56
Net income	$1,177,118	5.72%	$1,106,231	5.83%

Earnings per share:
Basic	$4.57		$4.15
Diluted	$4.54		$4.14
Weighted average shares outstanding:
Basic	257,618		266,404
Diluted	259,022		267,294

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the 39 Weeks Ended
	November 1	November 2
	2019	2018
Cash flows from operating activities:
Net income	$1,177,118	$1,106,231
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	372,378	336,363
Deferred income taxes	14,308	25,790
Loss on debt retirement	-	1,019
Noncash share-based compensation	35,605	31,191
Other noncash (gains) and losses	10,531	26,623
Change in operating assets and liabilities:
Merchandise inventories	(401,006)	(388,113)
Prepaid expenses and other current assets	(24,345)	(13,559)
Accounts payable	425,414	310,552
Accrued expenses and other liabilities	108,906	84,008
Income taxes	(52,076)	(5,649)
Other	(5,723)	(339)
Net cash provided by (used in) operating activities	1,661,110	1,514,117

Cash flows from investing activities:
Purchases of property and equipment	(518,051)	(550,916)
Proceeds from sales of property and equipment	1,910	1,835
Net cash provided by (used in) investing activities	(516,141)	(549,081)

Cash flows from financing activities:
Issuance of long-term obligations	-	499,495
Repayments of long-term obligations	(525)	(576,977)
Net increase (decrease) in commercial paper outstanding	(90,800)	(23,200)
Costs associated with issuance and retirement of debt	(1,675)	(4,384)
Repurchases of common stock	(785,301)	(647,502)
Payments of cash dividends	(246,776)	(231,228)
Other equity and related transactions	20,697	12,007
Net cash provided by (used in) financing activities	(1,104,380)	(971,789)

Net increase (decrease) in cash and cash equivalents	40,589	(6,753)
Cash and cash equivalents, beginning of period	235,487	267,441
Cash and cash equivalents, end of period	$276,076	$260,688

Supplemental cash flow information:
Cash paid for:
Interest	$99,277	$95,429
Income taxes	$368,471	$275,689
Supplemental schedule of non-cash investing and financing activities:
Right of use assets obtained in exchange for new operating lease liabilities	$1,311,734	$-
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$96,950	$79,627

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	November 1	November 2
	2019	2018	% Change
Consumables	$5,523,157	$5,058,839	9.2%
Seasonal	750,843	687,640	9.2%
Home products	400,934	371,833	7.8%
Apparel	316,459	299,150	5.8%
Net sales	$6,991,393	$6,417,462	8.9%

	For the 39 Weeks Ended
	November 1	November 2
	2019	2018	% Change
Consumables	$16,164,317	$14,819,290	9.1%
Seasonal	2,341,914	2,171,184	7.9%
Home products	1,151,715	1,071,627	7.5%
Apparel	938,385	913,133	2.8%
Net sales	$20,596,331	$18,975,234	8.5%

Store Activity

		For the 39 Weeks Ended
		November 1	November 2
		2019	2018

Beginning store count		15,370	14,534
New store openings		769	750
Store closings		(45)	(57)
Net new stores		724	693
Ending store count		16,094	15,227
Total selling square footage (000's)		118,998	112,734
Growth rate (square footage)		5.6%	6.0%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
Adjusted Selling General and Administrative Expenses, Adjusted Operating Profit,
Adjusted Net Income, and Adjusted Diluted Earnings Per Share
(Unaudited)

(in millions, except per share amounts)

	For the 39 Weeks Ended
	November 1			November 2
	2019		% Net Sales	2018	% Net Sales	bps Change	% Change

Net sales	$20,596.3			$18,975.2

Selling, general and administrative expenses	$4,634.9		22.50	$4,254.4	22.42	0.08	8.9
Significant Legal Expenses	(31.0)		(0.15)	-	-	(0.15)
Adjusted selling, general and administrative expenses	$4,603.9		22.35	$4,254.4	22.42	(0.07)	8.2

Operating profit	$1,581.4		7.68	$1,477.8	7.79	(0.11)	7.0
Significant Legal Expenses	31.0		0.15	-	-	0.15
Adjusted operating profit	$1,612.4		7.83	$1,477.8	7.79	0.04	9.1

Net income	$1,177.1		5.72	$1,106.2	5.83	(0.11)	6.4

Significant Legal Expenses	31.0		0.15	-	-	0.15
Deferred tax benefit of Significant Legal Expenses	(6.9)		(0.03)	-	-	(0.03)
Significant Legal Expenses net of deferred tax benefit	24.1		0.12	-	-	0.12

Adjusted net income	$1,201.2		5.83	$1,106.2	5.83	-	8.6

Diluted earnings per share:
As reported	$4.54			$4.14			9.7
After-tax impact of Significant Legal Expenses	$0.09			$-
Adjusted	$4.64	[3]		$4.14			12.1

Weighted average diluted shares outstanding:	259.0			267.3

3 EPS numbers do not sum due to rounding

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
Adjusted Operating Profit Growth, Adjusted Diluted Earnings Per Share, and Adjusted Diluted Earnings Per Share Growth
(Unaudited)

For the Year Ended
January 31, 2020

		Low End	High End
	Expected operating profit growth	6%	8%
	Impact of Significant Legal Expenses	1%	1%
	Expected adjusted operating profit growth	7%	9%

		Low End	High End
	Expected diluted earnings per share	$ 6.46	$ 6.56
	After-tax impact of Significant Legal Expenses	0.09	0.09
	Expected adjusted diluted earnings per share	$ 6.55	$ 6.65

		Low End	High End
	Expected diluted earnings per share growth	8%	10%
	Impact of Significant Legal Expenses	2%	2%
	Expected adjusted diluted earnings per share growth	10%	11%	[4]

[4]	EPS growth numbers do not sum due to rounding

Contacts

Investor Contacts:
Donny Lau, (615) 855-5591
Kevin Walker, (615) 855-4954

Media Contacts:
Crystal Ghassemi, (615) 855-5210